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                                                                    EXHIBIT 4.03



                               INVIVO CORPORATION
                      NON-QUALIFIED STOCK OPTION AGREEMENT

            THIS AGREEMENT made as of this _____________, by and between Invivo Corporation, a Delaware Corporation ("Company"), and
                   ("Optionee").

                                   WITNESSETH:

            WHEREAS, there has been granted to Optionee, effective as of _____________ , a non-qualified stock option under the Invivo Corporation 1994 Stock Option Plan ("Option Plan").

            NOW, THEREFORE, it is mutually agreed as follows:

            1. The Optionee shall have a non-qualified stock option to acquire _____ shares of common stock of the Company (the "Shares") at a price of _____ per share. Said option expires on __________, provided that expiration shall occur at an earlier date if Optionee shall cease to be employed by the Company prior to such date as further provided in the Option Plan.

            2. The other terms of this option, including without limitation, paragraph 5(a)(1) of the Option Plan which specifies when this option is exercisable, shall be the same as those provided for in the Option Plan, except that paragraph 5(b) shall not apply to the option evidenced hereby. The Option Plan is attached hereto as EXHIBIT A and is incorporated herein by this reference. Optionee has read EXHIBIT A and agrees to be bound by its terms (other than paragraph 5(b)).

            3. Any notice to be given by the Optionee under the terms of the Option Plan shall be deemed to have been duly given if sent by Certified Mail, postage and certification prepaid, to Invivo Corporation, 4900 Hopyard Rd., Pleasanton, California 94588, Attention: Corporate Secretary, or to such subsequent address, if any, at which the Company's headquarters office may be located.

            4. This Agreement shall be construed and enforced in accordance with the laws of the State of California.

            5. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Optionee.

            6. In any action at law or in equity to enforce any of the provisions or rights under this Agreement or the Option Plan, the unsuccessful party to such litigation, as determined by the court in a final judgment or decree, shall pay the successful party or parties all costs, expenses and reasonable attorneys' fees incurred by the successful party or parties (including without limitation costs, expenses and attorneys' fees on any appeals), and if the successful party recovers judgment in any such action or proceeding, such costs, expenses and attorneys' fees shall be included as part of the judgment.
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            7.    The Optionee agrees to perform all acts and execute and
deliver any documents that may be reasonably necessary to carry out the provisions of this Agreement, including but not limited to all acts and documents relating to compliance with federal and/or state securities laws.

            8. For convenience this Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for other purpose without the production of any other counterparts.

            9. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

      IN WITNESS WHEREOF, THE PARTIES HAVE CAUSED THIS AGREEMENT TO BE EXECUTED AS OF THE DAY AND YEAR REFERRED TO ABOVE.

                                          INVIVO CORPORATION

                                          By: _____________________________
                                                       ("Company")

                                          By: _____________________________
                                                        ("Optionee")

Attachment:  1994 Stock Option Plan